UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 15, 2019

LIBERTY EXPEDIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37938	81-1838757
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.
Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b‑2 of this chapter). Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On April 15, 2019, Liberty Expedia Holdings, Inc. (the “Company” or “LEXPE”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Expedia Group, Inc. (“Parent” or “Expedia Group”), LEMS I LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger LLC”), and LEMS II Inc., a Delaware corporation and a wholly owned subsidiary of Merger LLC (“Merger Sub”).  The Merger Agreement provides for, among other things and subject to the satisfaction or waiver of certain specified conditions set forth therein, (i) the merger of Merger Sub with and into LEXPE (the “Merger”), with LEXPE surviving the Merger as a wholly owned subsidiary of Merger LLC, and (ii) immediately following the Merger, the merger of LEXPE (as the surviving corporation in the Merger) with and into Merger LLC (the “Upstream Merger”, and together with the Merger, the “Combination”), with Merger LLC surviving the Upstream Merger as a wholly owned subsidiary of Parent. A copy of the joint press release announcing the Combination is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Pursuant to the Merger Agreement, each share of Series A common stock, par value $0.01 per share, of LEXPE and Series B common stock, par value $0.01 per share, of LEXPE (together, the “LEXPE Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (except for shares held by LEXPE as treasury stock or held directly by Expedia Group) will be converted into the right to receive 0.36 of a share of common stock, par value $0.0001 per share, of Expedia Group (the “Expedia Group Common Stock”), plus cash (without interest) in lieu of any fractional shares of Expedia Group Common Stock (the “Merger Consideration”). At the closing of the Combination, former holders of LEXPE Common Stock are expected to own in the aggregate shares of Expedia Group Common Stock representing approximately 14% of the total number of outstanding shares of Expedia Group Common Stock and shares of Class B common stock, par value $0.0001 per share, of Expedia Group (the “Expedia Group Class B Common Stock”), based on approximately 140 million shares of Expedia Group Common Stock and approximately 5.7 million shares of Expedia Group Class B Common Stock currently expected to be outstanding at the closing of the Combination.

As of the Effective Time, each then-outstanding stock option with respect to shares of LEXPE Common Stock will be cancelled and converted into the right to receive the Merger Consideration in respect of each share subject to such option (after deducting a number of shares sufficient to cover the aggregate option exercise price), less applicable tax withholding. As of the Effective Time, each then-outstanding restricted stock award and restricted stock unit award with respect to shares of LEXPE Common Stock will be cancelled and converted into the right to receive the Merger Consideration in respect of each share of LEXPE Common Stock subject to such award, less applicable tax withholding.

The closing of the Combination is subject to certain mutual conditions, including (1) the adoption of the Merger Agreement by the holders of at least a majority of the aggregate voting power of the outstanding shares of LEXPE Common Stock, voting together as a single class; (2) any required approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended in respect of the Combination and other transactions contemplated by the Merger Agreement; (3) the absence of any order or law that has the effect of enjoining or otherwise prohibiting the closing of the Combination or any of the other transactions contemplated by the Merger Agreement and related transaction documents; (4) the approval for listing of the shares of Expedia Group Common Stock to be issued as Merger Consideration on the NASDAQ Global Select Market and the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4 with respect to such shares; and (5) the delivery of an opinion by Skadden, Arps, Slate, Meagher & Flom LLP to LEXPE to the effect that the Combination will not impact the tax treatment of the split off of LEXPE by Qurate Retail, Inc., a Delaware corporation (formerly known as Liberty Interactive Corporation, “Qurate Retail”) on November 4, 2016.  The respective obligation of each party to consummate the Combination is also conditioned upon (x) the delivery of an opinion from such party’s tax counsel to the effect that the Combination will qualify as a “reorganization” for U.S. federal income tax purposes and (y) the other party’s representations and warranties being true and correct (subject to certain materiality and material adverse effect qualifications), and the other party having performed in all material respects its obligations under the Merger Agreement. Expedia Group’s obligation to consummate the Combination is further conditioned upon the satisfaction of certain conditions to the completion of the exchange pursuant to the Exchange Agreement as described below. The Combination does not require the approval of Expedia Group’s stockholders.

The Merger Agreement includes certain representations, warranties and covenants of LEXPE, Expedia Group, Merger Sub and Merger LLC, including, among other things, covenants by LEXPE to (i) conduct its business in the ordinary course consistent with past practice and (ii) use reasonable best efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other third parties, during the period between the execution of the Merger Agreement and the Effective Time.

In addition, LEXPE has agreed to non-solicitation obligations with respect to any third-party acquisition proposals, and has agreed to certain restrictions on its and its representatives’ ability to respond to any such proposals. The Board of Directors of LEXPE (the “LEXPE Board”) has agreed to recommend that its stockholders vote in favor of the adoption of the Merger Agreement, subject to the right to change its recommendation in response to a superior proposal or an intervening event (each as defined in the Merger Agreement), in each case if the LEXPE Board determines in good faith that a failure to change its recommendation would be inconsistent with its fiduciary duties.  In the event that the LEXPE Board changes its recommendation, Expedia Group has the right to either (x) require LEXPE to hold a stockholder vote on the transaction or (y) terminate the Merger Agreement.

The Merger Agreement includes termination provisions in favor of both Expedia Group and LEXPE and provides that, in connection with a termination of the Merger Agreement under specified circumstances, including Expedia Group’s termination of the Merger Agreement following a change of recommendation of the LEXPE Board, but prior to a vote by LEXPE’s stockholders on the transaction, LEXPE will be required to pay Expedia Group a termination fee of $72 million. In addition, either LEXPE or Expedia Group may terminate the Merger Agreement if (i) the Combination has not been consummated by October 15, 2019 (subject to extensions of up to six months in certain circumstances), (ii) the issuance by a court or other governmental authority of a final, non-appealable order or the taking of any other action permanently restraining, enjoining or otherwise prohibiting the Combination, which action is final and non-appealable, (iii) the approval of LEXPE’s stockholders is not obtained at a meeting thereof called for the purpose of adopting the Merger Agreement or (iv) the other party has breached any representation, warranty or covenant causing the failure of a closing condition (subject to a cure period).

At the closing of the Combination, pursuant to the Merger Agreement, each of the three directors serving on the Expedia Group Board of Directors who were nominated by LEXPE is expected to resign from the Expedia Group Board of Directors.

The Expedia Group Board of Directors approved the Merger Agreement and the transactions contemplated thereby following the recommendation of a special committee (the “Expedia Group Special Committee”) consisting solely of independent and disinterested directors, each of whom had been elected by the holders of Expedia Group Common Stock voting together as a class (without the vote of the Expedia Group Class B Common Stock), to which the Expedia Group Board of Directors had delegated exclusive authority to consider and negotiate the Merger Agreement and the transactions contemplated thereby (including, without limitation, the Exchange Agreement, the Voting Agreement and new governance arrangements between Expedia Group and Barry Diller (“Mr. Diller”) and the transactions contemplated thereby, as described below).

Based on a recommendation of a transaction committee consisting solely of the Common Stock Directors (as defined in LEXPE’s restated certificate of incorporation) of LEXPE and following the termination of the Proxy Swap Arrangements (as defined below), the LEXPE Board approved the Merger Agreement and the transactions contemplated thereby and agreed to recommend that the LEXPE stockholders adopt the Merger Agreement, subject to certain exceptions set forth in the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Merger Agreement and the above description have been included to provide investors and security holders with information regarding the terms of the Merger Agreement and the Combination. It is not intended to provide any other factual information about Parent, LEXPE or their respective subsidiaries or affiliates, including Merger LLC and Merger Sub, or equityholders. The representations, warranties and covenants set forth in the Merger Agreement were made only for the purposes of that agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement (and the express third party beneficiaries described therein), may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, as well as by information contained in each party’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should be aware that the representations, warranties and covenants or any description thereof may not reflect the actual state of facts or condition of Parent, LEXPE, Merger Sub, Merger LLC, or any of their respective subsidiaries, affiliates, businesses, or equityholders. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. Accordingly, representations and warranties in the Merger Agreement should not be relied on as characterization of the actual state of facts about Parent or LEXPE.

Amendment No. 2 to Transaction Agreement

Pursuant to the irrevocable proxy granted by LEXPE to Mr. Diller under the Amended and Restated Stockholders Agreement, dated as of December 20, 2011, by and among LEXPE, certain wholly owned subsidiaries of LEXPE and Mr. Diller, as amended as of November 4, 2016 (the “Existing Stockholders Agreement”), Mr. Diller generally has the right to vote the shares of Expedia Group Common Stock and Expedia Group Class B Common Stock held by LEXPE and its subsidiaries (the “Diller Proxy”), which shares represent approximately 53% of the total voting power of all shares of Expedia Group Common Stock and Expedia Group Class B Common Stock, based on a total of 134,390,305 shares of Expedia Group Common Stock and 12,799,999 shares of Expedia Group Class B Common Stock outstanding as of January 25, 2019, as reported in Expedia Group’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 8, 2019. Pursuant to the Assignment Agreement, dated as of November 4, 2016, by and between LEXPE and Mr. Diller, Mr. Diller assigned the Diller Proxy to LEXPE (the “Diller Assignment”), and, pursuant to the Proxy and Voting Agreement, dated as of November 4, 2016, by and among John C. Malone and Leslie Malone (collectively, the “Malone Group”) and Mr. Diller, the Malone Group granted to Mr. Diller a proxy over the shares of LEXPE Common Stock owned by it (the “Malone Proxy,” and together with the Diller Assignment, the “Proxy Swap Arrangements”).

On April 15, 2019 and prior to LEXPE’s entry into the Merger Agreement, Barry Diller, the Company, Qurate Retail, and the Malone Group entered into Amendment No. 2 to Amended and Restated Transaction Agreement (“Amendment No. 2 to Transaction Agreement”), which amends the Amended and Restated Transaction Agreement, dated as of September 22, 2016, as amended by the letter agreement dated as of March 6, 2018 (the “Transaction Agreement”), providing for the immediate termination of the Transaction Agreement, which automatically resulted in the termination of the Proxy Swap Arrangements.

The foregoing description of Amendment No. 2 to Transaction Agreement does not purport to be complete and is subject to, and qualified in its entirety by, Amendment No. 2 to Transaction Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Exchange Agreement

Simultaneously with the entry into the Merger Agreement, on April 15, 2019, the Company, Parent, The Diller Foundation d/b/a The Diller – von Furstenberg Family Foundation (the “Family Foundation”) and Mr. Diller entered into an Exchange Agreement (the “Exchange Agreement”), pursuant to which (and agreed by Mr. Diller to be deemed to be in recognition and in lieu of Mr. Diller’s existing rights under the Existing Governance Agreement (as defined below) and the Existing Stockholders Agreement), immediately prior to and conditioned upon the closing of the Combination, Mr. Diller and, if the Family Foundation so elects, the Family Foundation, are expected to exchange with LEXPE up to a number of shares of Expedia Group Common Stock equal to the sum of (1) 5,523,452 shares of Expedia Group Common Stock (which is equal to the total number of shares of Expedia Group Common Stock held by Mr. Diller and the Family Foundation, in the aggregate, as of April 15, 2019) plus (2) the number of shares of Expedia Group Common Stock acquired by Mr. Diller prior to the exchange pursuant to the exercise of up to 537,500 vested options to purchase shares of Expedia Group Common Stock held by Mr. Diller as of April 15, 2019 (after deducting a number of shares sufficient to cover the aggregate exercise price), for the same number of shares of Expedia Group Class B Common Stock held by LEXPE (the shares of Expedia Group Class B Common Stock acquired by Mr. Diller and the Family Foundation pursuant to the Exchange Agreement, collectively referred to as the “Original Shares”).  Assuming the exchange by Mr. Diller and the Family Foundation of a total of approximately 5.7 million shares of Expedia Group Common Stock (based on the net exercise of his 537,500 vested options assuming an Expedia Group Common Stock share price of $125.45, the closing price of Expedia Group Common Stock on April 15, 2019) for an equal number of shares of Expedia Group Class B Common Stock, the Original Shares would represent approximately 29% of the total voting power of all shares of Expedia Group Common Stock and Expedia Group Class B Common Stock, based on approximately 140 million shares of Expedia Group Common Stock and approximately 5.7 million shares of Expedia Group Class B Common Stock currently expected to be outstanding at the closing of the Combination.

The foregoing description of the Exchange Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Exchange Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Voting Agreement regarding the Company Shares

In connection with the transactions contemplated by the Merger Agreement and following the termination of the Malone Proxy, on April 15, 2019, the Malone Group entered into a voting agreement (the “Voting Agreement”) with Expedia Group, pursuant to which the Malone Group has committed, subject to certain conditions, to vote shares of LEXPE Common Stock representing approximately 32% of the total voting power of the issued and outstanding shares of LEXPE Common Stock as of January 31, 2019 in favor of the Merger Agreement and the transactions contemplated thereby at any meeting of the stockholders of LEXPE called to vote upon the Merger. In addition, the Malone Group has agreed to vote the shares of LEXPE Common Stock subject to the Voting Agreement against any Alternative Company Transaction (as defined in the Voting Agreement) and certain other matters. The Voting Agreement will terminate upon, among other events, the termination of the Merger Agreement in accordance with its terms. Under the Voting Agreement, Expedia Group agreed to indemnify the Malone Group for losses incurred in connection with or arising out of the Voting Agreement, including, subject to certain conditions, reasonable fees and expenses of the Malone Group incurred in the defense of any such claim brought by a third party.

The foregoing description of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Voting Agreement, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Other Agreements

Simultaneously with the Company’s entry into the Merger Agreement, certain additional related agreements were entered into, including:

•
A Stockholders Agreement Termination Agreement, by and among Mr. Diller, the Company and certain wholly owned subsidiaries of the Company, pursuant to which the Existing Stockholders Agreement (including the Diller Proxy) will terminate at the closing of the Combination;

•
A Governance Agreement Termination Agreement, by and among Mr. Diller, the Company, Parent and certain wholly owned subsidiaries of the Company, pursuant to which the Amended and Restated Governance Agreement, dated as of December 20, 2011, as amended, among the Company, Parent and Mr. Diller (the “Existing Governance Agreement”) will terminate at the closing of the Combination;

•
An Assumption and Joinder Agreement to Tax Sharing Agreement, by and among the Company, Parent and Qurate Retail (the “Tax Sharing Agreement Joinder Agreement”), pursuant to which Parent agrees to assume, effective at the closing of the Combination, the Company’s rights and obligations under the Tax Sharing Agreement, dated as of November 4, 2016, by and between Qurate Retail and the Company (the “Tax Sharing Agreement”);

•
An Assumption Agreement Concerning Transaction Agreement Obligations, by and among the Company, Parent, Qurate Retail, Mr. Diller and the Malone Group (the “Transaction Agreement Assumption Agreement”), pursuant to which Parent agrees to assume, effective at the closing of the Combination, certain of the Company’s rights and obligations under the Transaction Agreement which survive the termination of the Transaction Agreement; and

•
An Assumption and Joinder Agreement to Reorganization Agreement by and among the Company, Parent and Qurate Retail (the “Reorganization Agreement Joinder Agreement”), pursuant to which Parent agrees to assume, effective at the closing of the Combination, the Company’s rights and obligations under the Reorganization Agreement, dated as of October 26, 2016, by and between Qurate Retail and the Company (the “Reorganization Agreement”).

The foregoing descriptions of the Stockholders Agreement Termination Agreement, the Governance Agreement Termination Agreement, the Tax Sharing Agreement Joinder Agreement, the Tax Sharing Agreement, the Transaction Agreement Assumption Agreement, the Reorganization Agreement Joinder Agreement and the Reorganization Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the applicable agreements, copies of which are attached hereto as Exhibits 10.4, 10.5, 10.6, 10.7, 10.8, 10.9 and 10.10, respectively, and are incorporated herein by reference.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 3.03.  Material Modification to Rights of Security Holders.

The information set forth in Item 5.02 below is incorporated herein by reference.

In connection with the termination of the Diller Assignment and the Malone Proxy pursuant to Amendment No. 2 to Transaction Agreement, the term of office of each of the Series B Directors (as defined in the Company’s Restated Certificate of Incorporation (the “Charter”)) automatically terminated and the Series B Director Termination Time (as defined in the Charter) occurred at 11:25 p.m. New York City time on April 15, 2019.  Additionally, the percentage required for the LEXPE Board to approve certain actions (such as adopting, amending or repealing the Company’s Bylaws) or whose approval is necessary to avoid the requirement of a supermajority vote, was reduced from 80% of the members of the entire LEXPE Board to 75%, and the requirement in certain cases that a Series B Director be a member of the LEXPE Board at the time of such approval was terminated.

Furthermore, the Charter provides that, following the Series B Director Termination Time:

•	The total authorized directorships of the Company shall be automatically reduced by the number of Series B Director directorships and the LEXPE Board will become classified into three classes;

•	the LEXPE Board will be comprised of at least three directors, with the exact number of directors to be fixed from time to time by the LEXPE Board;

•
directors will be elected by the holders of the outstanding shares of LEXPE Common Stock, voting together as a single class and holders of Series A Common Stock of the Company will be entitled to one vote for each share of such stock held of record, and holders of Series B Common Stock of the Company will be entitled to ten votes for each share of such stock held of record on all matters in which they are entitled to vote, including election and removal of directors;

•
certain limitations on the Company’s ability to issue shares of its Series B Common Stock, to change the number of directors constituting the LEXPE Board, to authorize certain mergers or consolidations of the Company and to sell, assign, transfer or convey the shares of Expedia Group Class B Common Stock held by the Company are no longer applicable;

•
directors may only be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding shares of LEXPE Common Stock entitled to vote thereon, voting together as a single class; and

•
vacancies on the LEXPE Board resulting from death, resignation, removal, disqualification or other cause and newly created directorships resulting from an increase in the number of directors on the LEXPE Board will be filled by the affirmative vote of a majority of the remaining directors then in office.

Item 5.01.  Change in Control of Registrant.

(b)

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Series B Director Termination Time, (i) the term of Messrs. Hammond and von Furstenberg, who had been serving as Series B Directors of the LEXPE Board, automatically expired, (ii) the number of directors serving on the LEXPE Board was reduced to five directors, and (iii) the LEXPE Board was classified into three classes consisting of a number of directors equal to one-third of the then-authorized number of members of the LEXPE Board.

Effective April 15, 2019, the following directors were assigned to the classes set forth below to serve for the term prescribed in the Charter until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal:

•	John C. Malone – Class III;
•	Stephen M. Brett – Class I;
•	Gregg L. Engles – Class II;
•	Christopher W. Shean – Class III; and
•	Scott W. Schoelzel – Class II.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Name

2.1†	Agreement and Plan of Merger, dated as of April 15, 2019, by and among the Company, Parent, Merger LLC and Merger Sub.

10.1	Amendment No. 2 to Transaction Agreement, dated as of April 15, 2019, by and among the Company, Qurate Retail, Mr. Diller and the Malone Group.

10.2	Exchange Agreement, dated as of April 15, 2019, by and among the Company, Mr. Diller, the Family Foundation and Parent.

10.3	Voting Agreement, dated as of April 15, 2019, by and among the Malone Group and Parent.

10.4	Stockholders Agreement Termination Agreement, by and among Mr. Diller, the Company, LEXEB, LLC and LEXE Marginco, LLC, dated as of April 15, 2019.

10.5	Governance Agreement Termination Agreement by and among Mr. Diller, Expedia Group, the Company, LEXEB, LLC and LEXE Marginco, LLC, dated as of April 15, 2019.

10.6	Assumption and Joinder Agreement to Tax Sharing Agreement by and among Expedia Group, the Company and Qurate Retail, dated as of April 15, 2019.

10.7
Tax Sharing Agreement, by and between Liberty Interactive Corporation and the Company, dated as of November 4, 2016 (incorporated by reference to Exhibit 10.1 to Qurate Retail’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 7, 2016 (File No. 001-33982)).

10.8	Assumption Agreement Concerning Transaction Agreement Obligations by and among Expedia Group, the Company, Qurate Retail, Barry Diller and the Malone Group, dated as of April 15, 2019.

10.9	Assumption and Joinder Agreement to Reorganization Agreement by and among Expedia Group, the Company and Qurate Retail, dated as of April 15, 2019.

10.10
Reorganization Agreement by and between Liberty Interactive Corporation and the Company, dated as of October 26, 2016 (incorporated by reference to Exhibit 2.1 to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed with the SEC on November 4, 2016 (File No. 333-210377)).

99.1	Joint Press Release, dated April 16, 2019.

† Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

Caution Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by phrases such as “plan,” “target,” “goal,” “believes,” “intends,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import or future or conditional verbs such as will, may, might, should, would, could, or similar variations. Similarly, statements herein that describe the Combination, including its financial and operational impact, and other statements of the parties’ or management’s plans, expectations, objectives, projections, beliefs, intentions, goals, and statements about the benefits of the Combination, the expected timing of completion of the Combination, and other statements that are not historical facts are also forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Expedia Group or LEXPE stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the unpredictability of the commercial success of Expedia Group’s or LEXPE’s respective businesses or operations; risks related to Expedia Group’s or LEXPE’s acquisition and integration of acquired businesses; the effects of dispositions of businesses or assets; technological changes and other trends affecting the travel industry; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transactions; competitive responses to the transactions; the ability of the parties to consummate the Combination on a timely basis or at all and the satisfaction of the conditions precedent to consummation of the Combination, including, but not limited to, approval by LEXPE’s stockholders; the possibility that the transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the ability of LEXPE and Mr. Diller to consummate the initial exchange transaction; the ability of Expedia Group to implement its plans, forecasts and other expectations with respect to LEXPE’s business after the completion of the Combination and realize expected benefits; business disruption following the transaction; the Combination may not be completed on the timeframe expected or at all; diversion of management’s attention from ongoing business operations and opportunities; litigation relating to the transactions and the other risks and important factors contained and identified in Expedia Group’s and LEXPE’s filings with the SEC, such as their respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, any of which could cause actual results to differ materially from the forward-looking statements, the registration statement on Form S-4 to be filed by Expedia Group and the proxy statement of LEXPE with respect to the vote of its stockholders to approve the transactions (to be included as part of the Expedia Group registration statement on Form S-4). As a result of these and other risks, the Combination may not be completed on the timeframe expected or at all.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither LEXPE nor Expedia Group assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Additional Information

In connection with the Combination, Expedia Group will file a registration statement on Form S-4, which will include a document that serves as a prospectus of Expedia Group and a proxy statement of LEXPE (the “proxy statement/prospectus”), and each party will file other documents regarding the Combination with the SEC.  The proposed Combination involving LEXPE and Expedia Group will be submitted to LEXPE’s stockholders for their consideration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. INVESTORS AND SECURITY HOLDERS OF EXPEDIA GROUP AND LEXPE ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE COMBINATION AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A definitive proxy statement/prospectus will be sent to LEXPE stockholders.  Investors and security holders will be able to obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website or from Expedia Group or LEXPE. The documents filed by Expedia Group with the SEC may be obtained free of charge at Expedia Group’s website at www.expediagroup.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Expedia Group by contacting Expedia Group’s Investor Relations department at (425) 679-3759. The documents filed by LEXPE with the SEC may be obtained free of charge at LEXPE’s website at www.libertyexpedia.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from LEXPE by requesting them by mail at Liberty Expedia Holdings, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone (844) 795-9468.

Participants in the Solicitation

Expedia Group and LEXPE and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the Combination. Information about Expedia Group’s directors and executive officers is available in Expedia Group’s proxy statement dated April 30, 2018, for its 2018 annual meeting of stockholders, and its Current Reports on Form 8-K filed with the SEC on June 22, 2018 and March 21, 2019. Information about LEXPE’s directors and executive officers is available in LEXPE’s proxy statement dated April 27, 2018, for its 2018 annual meeting of stockholders, and this Current Report on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the Combination when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Expedia Group or LEXPE as indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2019

LIBERTY EXPEDIA HOLDINGS, INC.

By:	/s/ Wade Haufschild
Name:	Wade Haufschild
Title:	Chief Financial Officer